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                            INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made this 27th day of June, 1991, between FPA PERENNIAL FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and FIRST PACIFIC ADVISORS, INC., a Massachusetts corporation (hereinafter called the "Adviser").

                                     WITNESSETH:

     WHEREAS, the Fund and the Adviser wish to enter into an Agreement setting forth the terms on which the Adviser will perform certain investment advisory and management services for the Fund.

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Fund and the Adviser agree as follows:

1.   EMPLOYMENT OF ADVISER

          The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, to the extent described herein, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser agrees to use its best efforts and judgment in the performance of its obligations hereunder. The Adviser shall, for all purposes herein, be deemed an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

2.   ADVISORY SERVICES

          Subject to any general directions furnished by the Board of Directors of the Fund, the Adviser agrees to formulate and implement a continuing program for the management of the assets of the Fund and to determine from time to time what securities or other property shall be purchased or sold by the Fund, and the portion of its assets to be held in cash or cash equivalents, giving due consideration to, among other things, the policies of the Fund as expressed in the Fund's Certificate of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940, as amended (the "1940 Act"); Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), and reports under the Securities Exchange Act of 1934 (the "1934 Act"), as well as to the factors affecting the Fund's status as a regulated investment company under the Internal Revenue Code of 1954, as amended. The Adviser shall obtain and evaluate such statistical, financial, and other information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the performance of its obligations hereunder.


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3.   OTHER SERVICES AND EXPENSES OF ADVISER

          The Adviser shall furnish to the Fund the following services and facilities:

               (a) Office space, furniture, equipment and supplies, which may be the same as occupied or used by the Adviser;

               (b) Qualified personnel for administering the affairs, managing the investments, and preparing and maintaining the books of account, records, reports and tax returns of the Fund, except as specified in Section 5 hereof;

               (c) Adequate facilities and qualified personnel for the placement with broker-dealers of orders for the purchase and sale of portfolio securities for the Fund;

               (d) Members of the Adviser's organization to serve without compensation from the Fund (except as specified otherwise in Section 5 hereof) as officers or agents of the Fund, if desired by the Fund;

               (e) General purpose accounting forms, supplies, stationery and postage and telephones and utilities relating to the obligations of the Adviser hereunder.

4.   EXPENSES OF THE FUND

          Except to the extent expressly assumed by the Adviser herein, the Fund will pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, the Fund shall pay the following costs and expenses:

               (a) Fees and charges of independent accountants, custodian and depository and legal counsel for the Fund;

               (b) Fees and charges of the Fund's transfer agent, including the costs of maintaining the Fund's shareholder account books and records, dividend disbursing agent and registrar, if any;

               (c) Costs of designing, printing, engraving and issuing certificates representing shares of the Fund;

               (d) Expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund;

               (e) Taxes, including franchise, income, issue, transfer, business license and other corporate fees payable by the Fund to Federal, State or other governmental agencies;


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               (f)  Premiums for the fidelity bond maintained by the Fund pursuant to Section 17 of the 1940 Act and for any errors and omissions insurance policy maintained by the Fund;

               (g)  Dues for the Fund's membership in trade organizations;

               (h)  Interest on indebtedness, if any, incurred by the Fund;

               (i) Costs of designing, printing and mailing periodic and other reports to shareholders, proxy statements, dividend notice and other communications to the Fund's shareholders;

               (j) Expenses of meeting of shareholders and directors of the Fund;

               (k) Brokers' commissions, issued and transfer taxes and other costs chargeable to the Fund in connection with security transactions to which the Fund is a party or with securities owned by the Fund;

               (1) Fees and expenses in connection with maintaining registration of the Fund under the Federal securities laws and under the laws of states which regulate the sale of the Fund's shares and complying with the requirements of the Securities and Exchange Commission under the 1940 Act, the 1933 Act, the 1934 Act and applicable state securities laws.

          The advisory fee payable hereunder has been negotiated on the understanding, and the parties hereto agree, that the Adviser has received, and shall continue to receive, supplementary research and other information from broker-dealers which execute portfolio transactions for the Fund.

5.   COMPENSATION OF ADVISER

          For the services to be rendered pursuant to this Agreement, the Fund shall pay to the Adviser a monthly fee computed at the annual rates of 0.75% on the first $50 million of the Fund's average net asset value and 0.65% on the excess over $50 million of the Fund's average net asset value. Such average net asset value shall be determined by taking the average of all of the determinations of net asset value, made in the manner provided in the Fund's Certificate of Incorporation, for each business day during a given calendar month. Such fee shall be payable for each calendar month as soon as practicable after the end of the month.

          In addition to the above-stated fee, the Fund shall reimburse the Adviser monthly for the costs incurred by the Adviser in providing financial services to the Fund including, among other normal financial services for the Fund, maintaining the accounts, books and other documents which constitute the record forming the basis for the Fund's financial statements, preparation of such financial statements, preparation of such financial statements and other the Fund documents and reports of a financial nature required by Federal and state laws, calculating daily net asset value of the Fund, and participating in the production of the Fund's registration statements, prospectuses,


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proxy solicitation materials and reports to stockholders (including compensation of the Treasurer or other principal financial officer of the Fund, compensation of personnel working under such person's direction and expenses of office space, facilities and equipment used by such personnel in the performance of their financial services duties to the Fund); provided, however, that such reimbursement shall not exceed for any fiscal year of the Fund 0.10% of the average net asset value of the Fund. Such maximum reimbursement shall be calculated in the same manner as the fee referred to in the preceding paragraph.

          The fees and reimbursements to be paid to the Adviser shall be payable for the period commencing on the date hereof and ending on the date of termination hereof. If this Agreement is terminated, the fees and reimbursements shall be prorated for any fraction of a month at termination.

          The fees and reimbursements payable hereunder shall be reduced by an amount which is equivalent to any solicitation fees received by the Adviser, or any affiliated person of the Adviser, in connection with a tender of portfolio securities of the Fund in acceptance of an exchange or tender offer. The Adviser shall use its best efforts to recapture any available solicitation fees.

          The Adviser also agrees to reduce the advisory fee and reimbursement payable hereunder by the amount by which certain operating expenses of the Fund (after the exclusions described below and after reflecting any advisory fee and reimbursement reduction provided for in the preceding paragraph) for any fiscal year shall exceed 1 1/2 % of the first $30 million of the Fund's average net asset value taken at the close of business on the last business day of each calendar month of such year, plus 1 % of the remaining average net asset value of the Fund so taken. For purposes of this expense limitation provision, the following expenses shall be excluded from the total operating expenses in computing "certain operating expenses": (i) interest, (ii) taxes, (iii) any expenditures pursuant to Section 6 hereof for brokerage and research services, and (iv) any extraordinary expenses, such as those of litigation, merger, reorganization, or recapitalization, to the extent such extraordinary expenses are permitted to be excluded by the rules or policies of the states in which shares of the Fund are from time to time qualified for sale. All expenditures, including costs incurred in connection with the purchase, holding, or sale of portfolio securities, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, shall be accounted for as capital items and not as expenses. Any accrued advisory fee reduction under this expense limitation provision shall be withheld by the Fund from the fees paid hereunder. Any additional reduction computed at the end of the fiscal year shall be paid to the Fund within five days of the computation as a reduction of advisory fees paid during the fiscal year.

          For purposes of this Section 5, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

6.   BROKERAGE AND RESEARCH SERVICES

          The advisory fee payable hereunder has been negotiated on the understanding, and the parties hereto agree, that the Adviser shall receive, supplementary research and other information from brokers and dealers which execute portfolio transactions for the Fund. The Adviser may employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations


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for the purpose of providing the Adviser or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, or in the discharge of Adviser's overall responsibilities with respect to any other accounts which it might serve as investment adviser. The Adviser and any person performing executive, administrative or trading functions for the Fund, whose services were made available to the Fund by the Adviser, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause the Fund to pay a member of a securities exchange, or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser or such person determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the 1934 Act) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which the Adviser exercises investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act). Subject to seeking best execution, the Adviser may also consider sales of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund.

7.   OTHER ACTIVITIES

     The Adviser may perform investment advisory, management or distribution services for other investment companies and other persons or companies, and affiliates of the Adviser may engage in other related or unrelated businesses. Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlled by or under common control with the Adviser, and the Adviser, and any person controlled by or under common control with the Adviser, may have an interest in the Fund.

8.   LIABILITY OF ADVISER

     Neither the Adviser nor any of its officers, directors or employees, nor any person performing executive, administrative or trading functions for the Funds whose services were made available to the Fund by the Adviser, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its or his duties, or from reckless disregard by the Adviser or any such person of the duties of the Adviser under this Agreement. Without limiting the generality of the foregoing, neither the Adviser nor any such person shall be deemed to have acted unlawfully or to have breached any duty to the Fund under State or Federal law in effect at the date of the enactment of
Section 28(e) of the 1934 Act solely by reason of having caused the Fund to pay a member of any securities exchange or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the commission another member of a securities exchange or another securities broker or dealer would have charged for effecting that transaction if the Adviser or such person determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage


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and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the account as to which the Adviser exercises investment discretion.

9.   TERM OF AGREEMENT

          This Agreement shall continue in effect to April 30, 1993. It may be continued in effect thereafter by mutual consent, provided that such continuance shall be specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, and (ii) by a majority of directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

10.  TERMINATION OF AGREEMENT

          This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of the Fund or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days' written notice to the Adviser, or by the Adviser on like notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized and the corporate seals to be affixed as of the day and year first above written.

                                        FPA PERENNIAL FUND, INC.

       (SEAL)                           By:  /s/ Christopher Linden
                                             ----------------------
                                             Christopher Linden
                                             President


                                        FIRST PACIFIC ADVISORS, INC.

       (SEAL)                           By:  /s/ George H. Michaelis
                                             -----------------------
                                             George H. Michaelis
                                             President


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